                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             ____________________

                                   FORM 8-A
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ____________________

                               ARIS CORPORATION
            (Exact name of registrant as specified in its charter)

                 WASHINGTON                                            91-1497147
   (State of incorporation or organization)               (I.R.S. Employer Identification No.)

2229 - 112TH AVENUE N.E., BELLEVUE, WASHINGTON                         98004-2936
   (Address of principal executive offices)                            (Zip Code)

If this Form relates to the registration of a class of   If this Form relates to the registration of a class of
debt securities and is effective upon filing pursuant    debt securities and is to become effective
to General Instruction A(c)(1) please check the          simultaneously with the effectiveness of a concurrent
following box.                                           registration statement under the Securities Act of 1933
                                                         pursuant to General Instruction A(c)(2) please check the
                                                         following box.

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

              TITLE OF EACH CLASS                                 NAME OF EACH EXCHANGE ON WHICH
              to be so Registered                                 Each Class is to be Registered
              -------------------                                 ------------------------------
None.                                                  None.
--------------------------------------------------

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

             761,656 REDEEMABLE WARRANTS TO PURCHASE COMMON STOCK
                               (Title of Class)


                               Page 1 of 3 pages
                            Exhibit Index on Page 3
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     ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
              -------------------------------------------------------

     The 761,656 Redeemable Warrants to Purchase Common Stock (each, an "ARIS Warrant") of ARIS Corporation, a Washington corporation ("ARIS") were issued in connection with the merger (the "Merger") of InTime Systems International, Inc. ("InTime") in exchange for 2.5 million warrants (the "InTime Warrants") to purchase shares of InTime common stock. Each holder of InTime Warrants received an ARIS Warrant to purchase 0.3046624 shares of ARIS' common stock, without par value (the "ARIS Stock") in exchange for each InTime Warrant owned by them. The exercise price of the ARIS Warrants is $22.98 per share. Unless sooner exercised or redeemed, the ARIS Warrants expire by their terms on February 16, 2000.

     Upon notice, ARIS may redeem the ARIS Warrants by paying the holder thereof $0.16 per share, provided the price of ARIS Stock receivable upon exercise of such ARIS Warrants exceeds $32.14, subject to certain adjustments, for a period of thirty (30) consecutive business days. The number of shares of ARIS Stock to be received upon exercise of an ARIS Warrant will be adjusted upon certain sales of ARIS securities or the occurrence of certain capital reorganization events.

     ITEM 2.  EXHIBITS
              --------

     The following Exhibit is filed as part of this Registration Statement:

     1. Form of Warrant Agreement (Incorporated by reference to Exhibit 4.3 of ARIS' Registration Statement on Form S-4 (Registration No. 333-51859) filed with the Securities and Exchange Commission on May 5, 1998, as amended by Amendment No. 1 and Amendment No. 2 thereto).

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              ARIS CORPORATION

DATE: June 30,1998            By:  /s/ Paul Y. Song
                                   --------------------------------
                              Paul Y. Song
                              President and Chief Executive Officer

                               Page 2 of 3 pages
                            Exhibit Index on Page 3
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                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                        DESCRIPTION
-----------                     -----------
    1         Form of Warrant Agreement (Incorporated by reference
              to Exhibit 4.3 of (Incorporated by reference to
              Exhibit 4.3 of ARIS' Registration Statement on Form
              S-4 (Registration No. 333-51859) filed with the
              Securities and Exchange Commission on May 5, 1998, as
              amended by Amendment No. 1 and Amendment No. 2
              thereto.)

                               Page 3 of 3 pages
                            Exhibit Index on Page 3